Exhibit 99.1

Mesa Labs Reports Third Quarter Results for FY21

Lakewood, Colorado, February 3, 2021 – Mesa Laboratories, Inc. (NASDAQ:MLAB) today announced results for the third quarter (“3Q21”) and nine months ended December 31, 2020.

Financial highlights for the quarter and nine months ended December 31, 2020 as compared to last year:

●	Revenues increased 8% and 15%, respectively

●	Operating income increased 101% and 17%, respectively

●	Non-GAAP adjusted operating income excluding unusual items[1] decreased 6% and increased 11%, respectively

Financial Results (amounts in thousands, except per share data)

Revenues for 3Q21 increased 8% to $34,172 while operating income(loss) increased to $22 from $(3,255) for the quarters ended December 31, 2020 and 2019, respectively. Net (loss) income was $(4,542), a decrease of 1% or $(0.89) per diluted share of common stock as compared to the same quarter in the prior year. As detailed in the Unusual Items table below, operating income for 3Q21 and 3Q20 was impacted by unusual items totaling $2,727 and $8,636, respectively. Excluding unusual items in both quarters, operating income would have decreased by 49% to $2,749 as compared to the same quarter in the prior year.

For the nine months ended December 31, 2020, in comparison to the prior year period, revenues increased 15% to $95,973, operating income increased 17% to $8,062, and net (loss) income decreased 119% to $(646) or $(0.13) per diluted share of common stock. As detailed in the Unusual Items table below, operating income for the nine months ended December 31, 2020 and 2019 was impacted by unusual items totaling $2,991 and $8,676. Excluding unusual items for both nine month periods, operating income would have decreased by 29% to $11,053 as compared to the same nine-month period in the prior year.

Total revenues for the quarter, excluding the Cold Chain Packaging division (which we exited during 3Q20), increased 9% while organic revenues increased 1% as compared to the prior year. Total revenues also increased 7% sequentially vs 2Q21. Total revenues, excluding the Cold Chain Packaging division increased 18% for the nine months ended December 31, 2020 while organic revenues declined 3% period over period.

On a non-GAAP basis, in comparison to the same quarter in the prior year, 3Q21 adjusted operating income (“AOI”) increased 162% to $7,461 or $1.46 per diluted share of common stock. In comparison to the same period in the prior year, AOI for the nine months ended December 31, 2020 increased 40% to $25,643 or $5.21 per diluted share of common stock. As detailed in the Unusual Items table below, AOI for 3Q21 and the nine months ended December 31, 2020 was impacted by unusual items totaling $1,098 and $1,706, respectively while AOI for 3Q20 and the nine months ended December 31, 2019 was impacted by unusual items totaling $6,294 and $6,334, respectively. Excluding Unusual Items, AOI would have decreased 6% to $8,559 for 3Q21 and increased 11% to $27,349 for the nine months ended December 31, 2021. The decrease in AOI for 3Q21 as compared to the same quarter in the prior year was due primarily to the impact of a substantial strengthening of the SEK to the U.S. Dollar which increased both cost of revenues and operating expenses incurred primarily in Sweden. A reconciliation of non-GAAP measures is provided in the tables below.

Division Performance

●

Sterilization and Disinfection Control (38% of revenues in 3Q21) growth was strong with both total and organic quarterly revenues growing 13% versus both 3Q20 and 2Q21. We believe we have lapped the earlier effects of COVID-19 related advanced ordering in our biopharmaceutical and medical device verticals while seeing our healthcare vertical recover some momentum. With the strong revenues growth, quarterly gross profit percentage increased 150 bps, primarily driven by operating efficiencies from increased volume and product mix. Year to date, organic revenues growth expanded to 5% and year to date gross profit percentage has expanded by 380 bps also from a combination of operating efficiencies from increased volume and product mix.

●

Biopharmaceutical Development (26% of revenues in 3Q21) generated quarterly revenues of $8,711. While this equates to a sequential decline of 5%, organic growth for the months of November and December, which matches our ownership in the prior year, was 14%. While we are pleased that the division grew organically despite the pandemic, full biopharma lab reopenings stalled during the quarter with an estimated 40% of global labs still operating at reduced capacity. Additional progress on lab reopenings remains a critical factor for continued divisional growth. Gross profit percentage for the quarter was 53% and was significantly impacted by the strengthening of the SEK against the U.S. dollar, changes in our estimates on overhead rates related to inventory capitalization and charges associated with obsolete inventory. Without the impact of these events, we estimate that gross profit percentage would have been 61%. Additionally, gross profit percentage was impacted unfavorably by product mix. Assuming a return to FX rates on the SEK to U.S. Dollar similar to those experienced in the prior fiscal year, we expect gross profit percentages to be in the low to mid 60’s for this division.

●

Instruments (26% of revenues in 3Q21) total and organic revenues contracted 10% compared to the same quarter last year. As expected, revenue recovery continues to lag our other segments although we did see an end of calendar year revenue step up with revenues growing 19% sequentially from 2Q21. Gross profit percentage contracted 530bps in the quarter primarily driven by volume decreases and $257 of business consolidation costs associated with the relocation of our New Jersey manufacturing site to Colorado. While the Purchasing Managers Index (“PMI”) data continues to trend positively, we remain cautious in the outlook for the division.

●

Continuous Monitoring revenues (10% of revenues in 3Q21) contracted 18% for the quarter and 6% sequentially. As compared to 2Q21, revenues suffered from an acceleration of COVID-19 infections during 3Q21 which negatively impacted our ability to service customers and complete certain system installations. Orders were not as negatively impacted as backlog grew during the quarter. Quarterly gross profit percentage expanded 820 bps to 44% through discounting control and internal efficiencies. We aspire to sustain gross profit percentage levels above 40% in the division.

Executive Commentary

“During the third quarter we continued to improve our ability to support our vital customers in healthcare services, medical devices, biopharmaceuticals, and other safety related verticals. We are honored to be a small contributor to their ability to deliver solutions that mitigate the health impact of COVID-19. While our customers and our employees are our first priority, we continued to reduce the complexity of our own operations by completing the implementation of our ERP system across the Biopharmaceutical Development Division and by continuing the process of consolidating certain operations into our Lakewood facility” said Gary Owens, Chief Executive Officer of Mesa Labs.

“Financially, total revenues, excluding the Cold Chain Packaging Division grew 9% in the quarter versus prior year, 7% in the quarter sequentially, and 18% for the nine-month period year over year.   Quarterly topline growth benefitted from the general economic recovery as well as our ability to navigate ongoing COVID-19 headwinds and one additional month of Gyros Protein Technologies ownership versus the prior year. Total company gross profit percentage for the nine-month period expanded and benefited from strong performances in our Continuous Monitoring and Sterilization and Disinfection Control divisions, and our ability to mitigate volume headwinds in the Instruments division. Adjusted Operating Income excluding unusual items increased 11% for the nine-month period driven primarily by the acquisition of Gyros Protein Technologies and gross margin percentage expansion in the other divisions” added Mr. Owens.

“We will continue to navigate the impact of COVID-19 and look forward to the positive impact of mass vaccination in the coming quarters on both the health of humanity and our business. We remain positively biased toward continued economic recovery but will strive to remain nimble should the recovery stall or be delayed. With strong positive cash flow and over $250 million in cash on the balance sheet, we are well positioned to invest for further growth both inorganically and organically” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2020)

Consolidated Condensed Statements of Operations

(Amounts in thousands, except per share data)	Three Month Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Revenues	$34,172	$31,655	$95,973	$83,479
Cost of revenues	13,519	16,852	33,695	36,886
Gross profit	20,653	14,803	62,278	46,593
Operating expenses	20,631	18,058	54,216	39,697
Operating income (loss)	22	(3,255)	8,062	6,896
Nonoperating expense, net	5,749	1,822	10,651	2,774
(Loss) earnings before income taxes	(5,727)	(5,077)	(2,589)	4,122
Income tax (benefit) expense	(1,185)	(573)	(1,943)	792
Net (loss) income	$(4,542)	$(4,504)	$(646)	$3,330

(Loss) Earnings per share (basic)	$(0.89)	$(1.03)	$(0.13)	$0.80
(Loss) Earnings per share (diluted)	(0.89)	(1.03)	(0.13)	0.75

Weighted average common shares outstanding:
Basic	5,125	4,367	4,922	4,142
Diluted	5,125	4,367	4,922	4,418

 Consolidated Condensed Balance Sheets

(Amounts in thousands)	December 31, 2020	March 31, 2020
Cash and cash equivalents	$253,731	$81,380
Other current assets	41,544	41,412
Total current assets	295,275	122,792
Property, plant and equipment, net	22,295	22,066
Other assets	304,066	275,348
Total assets	$621,636	$420,206

Liabilities	$208,841	$200,193
Stockholders’ equity	412,795	220,013
Total liabilities and stockholders’ equity	$621,636	$420,206

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Operating income (loss) (GAAP)	$22	$(3,255)	$8,062	$6,896
Amortization of intangible assets	3,828	2,565	10,694	5,895
Stock-based compensation expense	3,611	3,260	6,887	5,310
Impairment loss on goodwill and long-lived assets	--	276	--	276
Adjusted operating income (non-GAAP)	$7,461	$2,846	$25,643	$18,377

Adjusted operating income per share (basic)	$1.46	$0.65	$5.21	$4.44
Adjusted operating income per share (diluted)	1.46	0.65	5.21	4.16

Weighted average common shares outstanding:
Basic	5,125	4,367	4,922	4,142
Diluted	5,125	4,367	4,922	4,418

Detail of Unusual Items (Unaudited)

As discussed above, operating income and adjusted operating income have been impacted by various unusual items during the three months and nine months ended December 31, 2020. The following table provides detail of such items and reconciles the impact on operating income as reported under GAAP and non-GAAP adjusted operating income. (Amounts in thousands.)

Impact of unusual items on operating income	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating income (loss) (GAAP)	$22	$(3,255)	$8,062	$6,896

Unusual items – before tax
GPT acquisition/integration costs	$643	$1,160	$1,687	$1,200
Non-cash true up of cost of revenues expense associated with the step up to fair value of GPT inventory due to application of purchase accounting	--	5,134	(436)	5,134
Non-cash stock compensation expense true-up	1,629	2,066	1,629	2,066
Non-cash impairment of goodwill and long-lived assets – packaging division	--	276	--	276
Business consolidation costs	455	--	455	--
Non-cash true up of cost of revenues related to adjustment of the value of intangible assets related to purchase accounting	--	--	178	--
Non-cash true up of administrative expenses related to adjustment of the value of intangible assets related to purchase accounting	--	--	(522)	--
Total Impact of unusual items on operating income – before tax	2,727	8,636	2,991	8,676

Operating income excluding unusual items	$2,749	$5,381	$11,053	$15,572

Impact of unusual items on adjusted operating income	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Adjusted operating income (non-GAAP)	$7,461	$2,846	$25,643	$18,377

Unusual items – before tax
Non-cash true up of cost of revenues expense associated with the step up to fair value of GPT inventory due to application of purchase accounting	$--	$5,134	$(436)	$5,134
Business consolidation costs	455		455
GPT acquisition/integration costs	643	1,160	1,687	1,200
Total impact of unusual items on adjusted operating income – before tax	1,098	6,294	1,706	6,334

Adjusted operating income excluding unusual items	$8,559	$9,140	$27,349	$24,711

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. We believe that excluding these non-cash expenses provides the ability to better understand the operations of Mesa Labs.

We provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts and non-GAAP adjusted operating income excluding unusual items in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to: the duration and impact of the COVID-19 pandemic and the myriad of its effects on our business including related decreases in customer demand and spending; our ability to successfully grow our business, including as a result of acquisitions; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; inability to consummate acquisitions at our historical rate and at appropriate prices, and to effectively integrate acquired businesses; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or lower costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; and foreign currency exchange rates and fluctuations in those rates; general economic, industry, and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Mesa Labs intends or believes will or may occur in the future. Without limiting the foregoing, the words “expect,” “seek,” “anticipate,” “intend,” “plan,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2020 and our subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

About Mesa Laboratories, Inc.

Mesa Labs is a global leader in the design and manufacturing of critical quality control solutions for the pharmaceutical, healthcare, medical device, industrial safety, environmental, and food and beverage industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Biopharmaceutical Development, Instruments and Continuous Monitoring) to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa Labs, please visit its website at www.mesalabs.com

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000